Exhibit 99.1

New Jersey Mining Reports Second Quarter Operational Results from the Golden Chest Mine and the New Jersey Mill

COEUR D'ALENE, Idaho, August 5, 2015 (Marketwired) -- New Jersey Mining Company (OTCQB:NJMC) (“NJMC” or the “Company”) today reported second quarter operational results for the Golden Chest Mine and the New Jersey Mill.

In 2013, the Skookum Shoot portion of the Golden Chest Mine was leased to Juniper Resources LLC which, through its affiliate (“Juniper Group”) companies, developed a state-of-the-art gold mine that reached full production in May 2015. NJMC processes Golden Chest ore at its New Jersey Mill, earning cash from milling fees and its share of a 2-percent net smelter return (“NSR”) royalty on gold production. NJMC is manager and 47.88-percent owner of Golden Chest LLC which owns the Golden Chest Mine.

In Q2 2015, which included two months of full production, the mill processed 18,171 tonnes (“mt”) of ore, more than double the tonnage of the Q1 ramp-up period with average gold recovery of 87.7-percent.

	1Q15	2Q15
Mill Throughput (mt)	8,231	18,171
Average Recovery (% Au)	92.1	87.7
Concentrate Production (dmt)	200.6	214.1
Concentrate Grade (g/dmt Au)	199.4	408.2

As expected, mill output has continued to improve early in the third quarter, with head grades up nearly 38-percent over Q2, and recoveries averaging more than 90-percent through July.

The Juniper Group has reported to NJMC that it is working to optimize mining methods at the Golden Chest to reduce dilution and increase head grades. These efforts are being prioritized in response to lower gold prices and are likely to result in fewer tons, of higher grade, shipped to the New Jersey Mill.

NJMC CEO Del Steiner stated, “We continue to be pleased with the operation of the mine and mill and are supportive of Juniper’s cautious approach in light of the current lower gold price. With approximately US$7 to US$9-million spent on mine development by Juniper, we have an outstanding platform for future exploration and development at Golden Chest.”

The main Skookum Shoot orebody remains open down-dip, which is included in the leased area. Substantial near-mine exploration potential remains at the Golden Chest in areas not subject to the Skookum Lease including the Skookum up-dip, on-strike extensions such as the Paymaster zone, and in areas of past exploration and historic production, north of the Skookum lease.

About New Jersey Mining Company

New Jersey Mining Company is headquartered in north Idaho where it built and is the majority-owner and operator of a fully-permitted, recently-upgraded, 360-tonne per day flotation mill and concentrate leach plant. The Company is manager and 47.88-percent owner of Golden Chest LLC, which owns the Golden Chest Mine, an historic lode gold producer on patented claims near Murray, Idaho. Golden Chest LLC leased the Skookum Shoot area to Gold Hill Reclamation and Mining Inc (an affiliate of Juniper Resources LLC). NJMC is processing Golden Chest ore at its New Jersey Mill, generating cash through milling fees and a 2-percent net smelter return (“NSR”) royalty on gold.

The Company's common stock trades on the OTC Market under the symbol "NJMC."

For more information on New Jersey Mining Company, please contact:

Del Steiner, Chairman & CEO

Phone: 1 (208) 503-0153

Email:  dsteiner@newjerseymining.com

Forward Looking Statements

This release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended that are intended to be covered by the safe harbor created by such sections. Such statements are based on good faith assumptions that New Jersey Mining Company believes are reasonable but which are subject to a wide range of uncertainties and business risks that could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements.

Such factors include, among others, the risk that anticipated production levels are not attained, the risk that the mine plan changes due to rising costs or other operational details, the risk that different portions of the mineral deposit respond differently to processing, the risk that Juniper’s internal engineering studies are incorrect, the risks and hazards inherent in the mining business (including risks inherent in developing large-scale mining projects, environmental hazards, industrial accidents, weather or geologically related conditions), changes in the market prices of gold and silver and a sustained lower price environment, as well as other uncertainties and risk factors. Actual results, developments and timetables could vary significantly from the estimates presented. Readers are cautioned not to put undue reliance on forward-looking statements. NJMC disclaims any intent or obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise.